UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instruction 1(b).
1. Name and Address of Reporting Person
   Rohrkemper, Michael E.
   18 West Ninth Street
   Cincinnati, OH USA 45202
2. Issuer Name and Ticker or Trading Symbol
   Pomeroy Computer Resources, Inc. PMRY
3. IRS Identification Number of Reporting Person, if an entity (voluntary)

4. Statement for Month/Year
   03/31/00
5. If Amendment, Date of Original (Month/Day/Year)
   04/10/00
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner ( ) Officer (give title below)
   ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check applicable line)
   (x) Form Filed by One Reporting Person
   ( ) Form Filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common stock, par value    |3/6/00|M   | |5625              |A  |7.94       |                   |D     |                           |
$0.01                      |      |    | |                  |   |           |                   |      |                           |
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Common stock, par value    |3/6/00|S   | |5625              |D  |18.00      |                   |D     |                           |
$0.01                      |      |    | |                  |   |           |                   |      |                           |
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Common stock, par value    |3/10/0|S   | |1000              |D  |17.38      |4063               |D     |                           |
$0.01                      |0     |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Options (Right  |7.94    |3/6/0|M   | |           |562|7/9/9|7/9/0|Common      |5625   |7.94   |14375 [1]   |D  |            |
to Buy)               |        |0    |    | |           |5  |8    |0    |stock, par  |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |value $0.01 |       |       |            |   |            |
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
Explanation of Responses:
1. Options granted to Directors are exercisable one year after date of grant for not more than one-third of the shares subject to the option and an additional one-third of the shares subject to the option may be exercised for each of the two years thereafter.

Michael E. Rohrkemper
SIGNATURE OF REPORTING PERSON
/Signature/

DATE
5/12/00